SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 27, 2001


                           IMMTECH INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Delaware                      8733                   39-1523370
      (STATE OR OTHER        (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
      JURISDICTION OF                                     IDENTIFICATION NO.)
      INCORPORATION)

 150 Fairway Drive, Suite 150, Vernon Hills, Illinois            60061
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

       Registrant's telephone number, including area code: (847) 573-0033

                                 Not Applicable
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5.  Other Events.

         (A) Favorable Ruling on Motion for Summary Judgment in Litigation with Pharm-Eco Laboratories, Inc.

         On February 21, 2001, Vice Chancellor Leo E. Strine, Jr., granted Immtech's motion for summary judgment against Pharm-Eco Laboratories, Inc. ("Pharm-Eco"), in a litigation pending in the Court of Chancery of the State of Delaware, New Castle County. In his Memorandum Opinion, Vice Chancellor Strine dismissed all of Pharm-Eco's claims against Immtech and held that Pharm-Eco had breached its contract with Immtech by failing to grant or assign to Immtech a certain license. On March 12, 2001, Vice Chancellor Strine signed a Final Order and Judgment directing Pharm-Eco to execute and deliver to Immtech an agreement granting or assigning to Immtech the license. On March 27, 2001, Pharm-Eco executed and delivered to Immtech an agreement assigning to Immtech the license.

         (B) Receipt of $1,000,000 in Resolution of Various Matters Relating to Pharm-Eco Laboratories, Inc.

         Immtech entered into an agreement dated as of April 20, 2001, with Pharm-Eco and certain other parties resolving various matters among them. Pursuant to this agreement, Immtech received, among other things:

               (1) a cash payment of $1,000,000;

               (2) an assignment from Pharm-Eco of various contract rights;

               (3) a termination of all of Immtech's obligations to Pharm-Eco, including, without limitation, (a) the obligation to issue an aggregate of 850,000 warrants for shares of Immtech's common stock, (b) the obligation to issue shares of common stock upon the occurrence of a certain future event, (c) the obligation to pay a percentage of all non-royalty payments that Immtech might receive under any sublicense that Immtech might enter into with respect to certain compounds, and
         (d) certain accounts payable which Pharm-Eco claimed to be owed (and which was disputed by Immtech) of approximately $160,000; and

               (4) a release of any and all claims that Pharm-Eco may have had against Immtech.

         The foregoing resulted in an immediate increase in Immtech's stockholders' equity, net tangible assets and working capital of approximately $1,160,000.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               IMMTECH INTERNATIONAL, INC.


                               By:  /s/ T. Stephen Thompson
                                    --------------------------------------------
                                    Name:  T. Stephen Thompson
                                    Title: President and Chief Executive Officer

Dated:  April 27, 2001